SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NEUROBIOLOGICAL TECHNOLOGIES, INC.

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NEUROBIOLOGICAL TECHNOLOGIES, INC.

2000 Powell Street, Suite 800

Emeryville, CA 94806

(510) 595-6000

October 18, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Neurobiological Technologies, Inc. (the “Company”). The meeting will be held at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California on Friday, November 16, 2007 at 10:00 a.m., local time.

The matters to be considered at the meeting are described in detail in the attached proxy statement. We will also report on the activities of the Company immediately following the meeting, and you will have an opportunity to submit questions or comments on matters of interest to stockholders generally. Included with the proxy statement is a copy of the Company’s 2007 Annual Report to Stockholders for the fiscal year ended June 30, 2007.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. Regardless of whether you plan to attend the meeting, I urge you to vote your proxy as soon as possible. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person, and may save the Company from incurring additional proxy solicitation costs.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Paul E. Freiman
President and Chief Executive Officer

NEUROBIOLOGICAL TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, November 16, 2007

We will hold our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California on Friday, November 16, 2007, at 10:00 a.m. local time for the following purposes:

1.	To elect three Class II directors to hold office until the 2010 Annual Meeting of Stockholders.

2.	To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

3.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on Friday, October 12, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We cordially invite each of our stockholders to attend and vote at the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she returns a proxy.

By Order of the Board of Directors,

Stephen C. Ferruolo
Secretary

Emeryville, California

October 18, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A MAJORITY OF THE SHARES MUST BE REPRESENTED AT THE MEETING, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU PLAN TO ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU SEND IN YOUR PROXY.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

2000 Powell Street, Suite 800

Emeryville, CA 94806

(510) 595-6000

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

November 16, 2007, 10:00 a.m., local time

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Neurobiological Technologies, Inc. (the “Company”) for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Friday, November 16, 2007, at 10:00 a.m., local time. The meeting will be held at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California. This proxy statement and the accompanying form of proxy will be mailed to our stockholders on or about October 23, 2007.

Only stockholders of record at the close of business on October 12, 2007 (the “record date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, 5,084,872 shares of Common Stock, par value $0.001 per share (“Common Stock”), were issued and outstanding, and 494,000 shares of Series A Preferred Stock, par value $0.001 per share (“Preferred Stock”), were issued and outstanding. After giving effect to the one-for-seven reverse split of our Common Stock effective September 17, 2007, each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting, and each share of Preferred Stock is entitled to one-seventh of a vote (or one vote for every seven shares of Preferred Stock), on an as-converted basis, on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock on the record date will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof.

We will provide copies of this proxy statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may solicit proxies by telephone, facsimile or personal solicitation. We will not pay additional compensation for any of these services. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders. We expect that the costs of these services, exclusive of out-of-pocket costs, will not exceed $20,000.

Abstentions and Broker Non-Votes

If your shares are held in your name, you must either return the enclosed proxy card or attend the Annual Meeting in person in order to vote on the proposals. If your shares are held through a brokerage firm, bank or other institution and you do not return your proxy, the brokerage firm, bank or other institution holding your shares may vote your shares for you or may return a proxy leaving your shares unvoted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but their effect on the outcome of the proposals will vary depending on the vote required to approve each proposal. With respect to Proposal No. 1, directors will be elected by a plurality vote, which means that abstentions and broker non-votes will be disregarded and will have no effect on the outcome. Proposal No. 2 must be approved by a majority of the shares present and entitled to vote either in person or by proxy; provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. As a result, abstentions and broker non-votes will have the same effect as a vote against that proposal.

Proxy Requirements and Voting of Proxies

In order for a proxy to be effective, it must be properly executed and received prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for each of the nominees for director set forth in Proposal No. 1, for the ratification of the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm as set forth in Proposal No. 2 and at the discretion of the proxy holders with regard to all other matters that may properly come before the Annual Meeting. Any stockholder of record may attend the Annual Meeting in person and may revoke the enclosed proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the Annual Meeting.

If you hold shares of our stock through a brokerage firm, bank or other institution, you must contact that institution in order to revoke or change your proxy or to vote at the Annual Meeting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine directors. We have a classified Board of Directors consisting of three Class II directors, three Class III directors and three Class I directors (all listed below), who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with the bylaws of the Company. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. The terms of the Class II directors will expire on the date of the upcoming Annual Meeting. Accordingly, three persons are to be elected to serve as Class II directors of the Board of Directors at the Annual Meeting. Management’s nominees for election by the stockholders to those three positions are the current Class II members of the Board of Directors: Ronald E. Cape, Abraham D. Sofaer and John B. Stuppin. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than three persons. If a quorum is present and voting, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors.

Nominating Process

Generally, each of the nominees for director is recommended by the Nominating and Corporate Governance Committee of the Board of Directors and each nominee is an incumbent director. In recommending these nominees, the Nominating and Corporate Governance Committee considers their experience, skills, judgment, integrity and understanding of the Company’s business and prospects. This year, however, two of the three Class II directors whose terms will expire on the date of the upcoming Annual Meeting currently serve on the Nominating and Corporate Governance Committee. Therefore, the independent members of our Board of Directors, rather than the Nominating and Corporate Governance Committee, recommended this year’s director nominees for election to our Board of Directors.

Although the Company has not received any director nominations from its stockholders for the upcoming Annual Meeting, the Nominating and Corporate Governance Committee will consider stockholder nominees using these same criteria. Additional information regarding the Nominating and Corporate Governance Committee’s policies and procedures for handling stockholder nominees is provided below under the caption “Stockholder Proposals.”

Vote Required

The three nominees who receive the greatest number of affirmative votes of the shares present and entitled to vote in person or by proxy will be elected as Class II directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of both the nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the Annual Meeting and continuing directors, the year each such nominee or continuing director was first elected a director, the age of each nominee and continuing director, the positions with the Company currently held by each nominee and continuing director, the year each nominee’s or continuing director’s current term will expire and each nominee’s and continuing director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Age	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
Ronald E. Cape 2004	74	Director	2007	II
Abraham D. Sofaer 1997	69	Director	2007	II
John B. Stuppin 1988	74	Director	2007	II

Continuing Directors:
Abraham D. Cohen 1993	71	Chairman of the Board of Directors	2008	III
Paul E. Freiman 1997	73	President, Chief Executive Officer and Director	2008	III
F. Van Kasper 2004	70	Director	2008	III
Enoch Callaway, M.D. 1987	83	Director	2009	I
Theodore E. Eliot, Jr. 1992	79	Director	2009	I
William A. Fletcher 2007	60	Director	2009	I

Class II Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

The following persons have been nominated by the Company to be elected as Class II directors at the 2007 annual meeting.

Ronald E. Cape, Ph.D. has served as a director of the Company since November 2004 and previously served as a consultant to the Company since its founding. Dr. Cape has worked in the biotechnology industry for more than 30 years and currently serves as a consultant for several public and private biotechnology companies. He co-founded Cetus Corporation in 1971 and served as chairman for 20 years and Chief Executive Officer for 13 years until Cetus merged with Chiron Corporation in 1991. Cetus was a pioneer in genetic engineering, developing a technology that was ultimately awarded a Nobel Prize. Dr. Cape was the founding chairman of Darwin Molecular Corporation, which was later sold to Chiroscience plc. Dr. Cape serves on the board of EntreMed, Inc., a clinical-stage pharmaceutical company focused on developing multi-mechanism oncology drugs. He also serves as a director for several privately held companies, including Neugenesis Corp. and PureTech Ventures LLC. Dr. Cape was a founding member of the Industrial Biotechnology Association (now the Biotechnology Industry Organization or BIO), where he served as President from 1983 until 1985. Dr. Cape is a fellow of the American Academy of Arts and Sciences, the American Academy of Microbiology and the American Association for the Advancement of Science and has served as a board member of a number of arts and charitable organizations, including the San Francisco Opera. He has also served on the boards of Princeton University, Rockefeller University, the Whitehead Institute at M.I.T. and the Board of Regents at the National Library of Medicine, NIH. He holds an A.B. degree from Princeton University, an M.B.A. degree from Harvard University and a Ph.D. degree in biochemistry from McGill University.

Abraham D. Sofaer has served as a director of the Company since April 1997. Mr. Sofaer is the first George P. Shultz Distinguished Scholar & Senior Fellow at the Hoover Institution, Stanford University, appointed in 1994. He has also been a Professor of Law (by courtesy) at Stanford Law School. From 1990 to 1994, Mr. Sofaer was a partner at the law firm of Hughes, Hubbard & Reed in Washington, D.C., where he represented several major U.S. public companies. From 1985 to 1990, he served as the Legal Adviser to the United States Department of State, where he was principal negotiator on several international disputes. From 1979 to 1985, he served as a federal judge in the Southern District of New York. Mr. Sofaer is registered as a qualified arbitrator with the International Chamber of Commerce (ICC) Arbitration Committee and the American Arbitration Association and is a member of the National Panel of the Center for Public Resolution of Disputes (CPR). Mr. Sofaer is on the boards of directors of Gen-Probe, Inc., and Rambus, Inc. and the International Advisory Committee of Chugai Biopharmaceuticals, Inc. He is president of the American Friends of the Koret Israel Economic Development Fund and a director of the Koret Foundation. He also serves as Chairman of the National Museum of Jazz in Harlem. Mr. Sofaer holds a B.A. degree from Yeshiva College and a L.L.B. degree from New York University.

John B. Stuppin is a founder of the Company and has served as a director of the Company since September 1988. From September 1987 until October 1990, Mr. Stuppin served as President of the Company, from November 1990 to August 1993 as co-chairman of the Board, from October 1990 until September 1991 as Executive Vice President, and from April 1991 until July 1994 as Treasurer. He also served the acting Chief Financial Officer of the Company from the Company’s inception through December 1993 and served as a part-time employee of the Company in a business development capacity from December 1990 to December 2005. Mr. Stuppin is an investment banker and a venture capitalist. He has over 40 years experience in the start up and management of companies active in emerging technologies and has been the president of a manufacturing company. He is chairman of the board of Energy Focus, Inc. Mr. Stuppin holds an A.B. degree from Columbia University.

Class III Directors Continuing in Office until the 2008 Annual Meeting

Abraham E. Cohen has served as a director of the Company since March 1993 and has been Chairman of the Board since August 1993. From 1982 to 1992, Mr. Cohen served as Senior Vice President of Merck & Co., or Merck, and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division, or MSDI. While at Merck, he played a key role in the development of Merck’s international business, initially in Asia, then in Europe and, subsequently, as President of MSDI, which manufactures and markets human health products outside the United States. Since his retirement from Merck and MSDI in January 1992, Mr. Cohen has been active as an international business consultant. He was a director of Agouron Pharmaceuticals, Inc. until its merger with Warner-Lambert Company. He is currently Chairman and President of Kramex Corporation and serves as a director of four other public companies: Akzo Nobel N.V., Chugai Pharmaceutical Co., Teva Pharmaceutical Industries, Ltd. and Vasomedical, Inc.

Paul E. Freiman joined the Company as a director in April 1997 and was elected President and Chief Executive Officer in May 1997. He is the former chairman and chief executive officer of Syntex Corporation, where he was instrumental in the sale of Syntex to Roche Holdings for $5.3 billion. At Syntex, he was responsible for moving Syntex’s lead product, Naprosyn, to over-the-counter status, where it is now marketed by Proctor & Gamble as Aleve. Mr. Freiman currently serves as chairman of the board of SciGen Pte. Ltd. and serves on the boards of Penwest Pharmaceutical Co., Calypte Biomedical Corporation, Otsuka America Pharmaceuticals, Inc. and NeoPharm, Inc. He has been chairman of the Pharmaceutical Manufacturers Association of America, or PhARMA, and has also chaired a number of key PhARMA committees. Mr. Freiman is also an advisor to Burrill & Co., a San Francisco merchant bank. Mr. Freiman holds a B.S. degree from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

F. Van Kasper has served as a director of the Company since January 2004. Mr. Kasper served as Chairman of Wells Fargo Securities, the institutional brokerage and investment bank for Wells Fargo & Company, prior to his retirement in March 2003. Mr. Kasper entered the brokerage business in 1964 with Merrill Lynch and Co., Inc. and in 1978 co-founded Van Kasper and Company, a regional investment bank. As Chairman and Chief Executive Officer of Van Kasper, he guided its growth from a handful of employees to a bank with over 350 employees in 15 offices in 4 states when it was sold in 1999. During his investment career, Mr. Kasper was elected as a Governor of the National Association of Securities Dealers and as a Director and Vice Chairman of the Securities Industry Association. Mr. Kasper is active in the San Francisco, California area non-profit community, most recently as a director and member of the Investment Committee for the University of California San Francisco Foundation, and serves as Chairman Emeritus for San Francisco’s Exploratorium Museum. Mr. Kasper holds a B.S. degree from California State University.

Class I Directors Continuing in Office until the 2009 Annual Meeting

Enoch Callaway, M.D. is a founder of the Company and has served as a director of the Company since September 1987. Dr. Callaway previously served as chairman of the Board of Directors of the Company from September 1987 to November 1990, as co-chairman of the Board of Directors from November 1990 until August 1993, as Vice President from September 1988 until August 1993 and as Secretary from September 1988 until September 1991. Dr. Callaway has been Emeritus Professor of Psychiatry at the University of California, San Francisco since 1986, where he also served as Director of Research at the Langley Porter Psychiatric Institute from 1959 to 1986. Dr. Callaway was Staff Psychiatrist, SFVAMC, 1996-1997. He is a member of the Institutional Review Board for SAM Technologies, Inc. and Abratek, Inc.

Theodore L. Eliot, Jr. has served as a director of the Company since August 1992. Previously, he served as a director of the Company from September 1988 until April 1992, and as a Vice President from September 1988 until September 1991. Mr. Eliot retired from the United States Department of State in 1978, after a 30-year career in which he held senior posts in Washington and was Ambassador to Afghanistan. He was Dean of the Fletcher School of Law and Diplomacy from 1978 to 1985 and a director of Raytheon Co. from 1983 to 1998. He is currently a director of several non-profit organizations. Mr. Eliot holds B.A. and M.P.A. degrees from Harvard University.

William A. Fletcher has served as a director of the Company since February 2007. Most recently, Mr. Fletcher was Chairman—North America of Teva Pharmaceutical Industries Ltd. since December 2004. Prior to that, he was President and Chief Financial Officer of Teva’s North American activities from 1985 until the end of 2004. Mr. Fletcher served as Vice President, Sales and Marketing of the Pennsylvania-based Lemmon Company (1980 to 1983) and then as President (1983-1985) following the company’s acquisition by Teva and WR Grace. Prior to 1980, Mr. Fletcher was Business Development Manager and International Marketing Manager of Synthelabo, a pharmaceutical subsidiary of L’Oreal in Paris. From 1970 to 1977 he served in various international sales and marketing positions for Hoffman-LaRoche. He serves as a board member for several Teva subsidiary companies in North America and Europe, and is a director of Sportwall International Inc., a growth company in the interactive fitness industry. Mr. Fletcher graduated in International Marketing from Woolwich Polytechnic, London (now Greenwich University) in 1969.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”) as our independent registered public accounting firm for the fiscal year ending June 30, 2008, and has directed that we submit the selection of OUM for ratification by our stockholders at the Annual Meeting. As described below, in March 2006, the Audit Committee approved the dismissal of Ernst & Young LLP ( “E&Y” ) as our independent registered public accounting firm.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder ratification. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of OUM. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

OUM has audited our financial statements since March 2006. Representatives of OUM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Audit Fees

The following is a summary of the fees billed to the Company by OUM for professional services rendered for the fiscal years ended June 30, 2007 and 2006:

	Year ended June 30,
	2007	2006
Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended June 30, 2007 and 2006, reviews of the interim financial statements included in the Company’s quarterly reports and reviews relating to registration statements. Audit fees for fiscal years 2007 and 2006 included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002	$544,701	$422,897
Audit-Related Fees:
There were no audit-related fees billed by OUM for the fiscal years ended June 30, 2007 or 2006	—	—
Tax Fees:
Consists of fees billed for tax planning, assistance with the preparation of tax returns and advice on other tax-related matters for the fiscal years ended June 30, 2007 and 2006	775	18,500
All Other Fees:
There were no other fees for services billed by OUM for the fiscal years ended June 30, 2007 or 2006	—	—

Total All Fees:	$545,476	$441,397

The Audit Committee of our Board of Directors annually appoints our independent registered public accounting firm. Effective as of March 3, 2006, the Audit Committee approved the dismissal of E&Y as our independent registered public accounting firm and appointed OUM as our independent registered public accounting firm for the fiscal year ended June 30, 2006.

In connection with E&Y’s audits for the fiscal years ended June 30, 2004 and 2005 and through March 3, 2006, including the interim periods ended September 30, 2005 and December 31, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of such disagreements in connection with its reports. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the fiscal years ended June 30, 2004 and 2005 and through March 3, 2006, including the interim periods ended September 30, 2005 and December 31, 2005.

During the two fiscal years ended June 30, 2005 and the interim period through March 3, 2006, including the interim periods ended September 30, 2005 and December 31, 2005, neither we nor anyone on our behalf consulted with OUM regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided by OUM that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as the term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on our independent registered accounting firms’ independence. OUM performed no non-audit services during the fiscal year ended June 30, 2007. Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Meetings and Committees” and “Report of the Audit Committee.”

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors annually determines the independence of each of our directors and nominees in accordance with the independence standards set forth in the NASDAQ Marketplace Rules. These rules provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Members of the Audit Committee must be independent and must also satisfy a separate independence requirement pursuant to the Exchange Act, which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us, other than their directors’ compensation.

Based on its review, our Board of Directors has determined that all directors, other than Messrs. Freiman and Stuppin, who served as a part-time employees until December 2005, are “independent directors” as defined by the rules of The NASDAQ Stock Market. In making its determination regarding the independence of the non-employee directors, the Board of Directors considered, among other things, the stock holdings of the non-employee directors and to what extent such holdings may affect their ability to exercise independent judgment. None of these independent directors is a party to any transaction, relationship or arrangement not disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our directors, officers and employees. We have posted a copy of the Code of Conduct on our website at www.ntii.com. You may also request a printed copy of the Code of Conduct, without charge, by writing us at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations. In the event of an amendment to, or a waiver from, any provision of the Code of Conduct that applies to any director or executive officer, we will publicly disclose any such amendment or waiver as required by applicable law or regulations or NASDAQ.

Corporate Governance Guidelines

Our Nominating and Corporate Governance Committee has adopted Corporate Governance Guidelines (“Guidelines”) to assist our Board of Directors in exercising its responsibilities. These Guidelines reflect our Board of Directors’ commitment to building long-term stockholder value with an emphasis on corporate governance. You may request a printed copy of the Guidelines, without charge, by writing us at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should write to us at 2000 Powell Street, Suite 800, Emeryville, California 94608 Attn: Investor Relations. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at the address set forth above.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended June 30, 2007, our Board of Directors held seven meetings. Each director attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which he was a member in our last fiscal year. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees. All members of our Board of Directors serving at the time of the 2006 Annual Meeting of Stockholders attended that meeting, and we expect that all members of the Board of Directors will attend the upcoming Annual Meeting.

Board Committees

Audit Committee. Our Audit Committee is comprised of Messrs. Kasper (Chairman), Eliot and Sofaer. Our Audit Committee oversees the accounting and financial reporting processes of the Company and audits of our financial statements and reviews the effectiveness of our internal control over financial reporting. In that regard, the Audit Committee’s responsibilities are, among other things, to appoint and provide for the compensation of our independent registered public accounting firm, to oversee and evaluate its performance, to review our interim and annual financial statements, independent audit reports and management letters, and to perform other duties specified in the Audit Committee Charter. The Audit Committee met five times in fiscal 2007. Our Board of Directors has determined that all members of the Audit Committee satisfy the current independence standards promulgated by both The NASDAQ Stock Market (including independence standards for audit committee members) and the SEC. Our Board of Directors has also determined that Mr. Kasper is an audit committee financial expert, as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee. Our Compensation Committee is comprised of Messrs. Cohen (Chairman), Eliot and Sofaer and Dr. Cape. Our Compensation Committee assists the Board of Directors with respect to compensation for our executive officers and independent directors and administers our equity-based compensation plans. In that regard, the Compensation Committee’s responsibilities are, among other things, to determine the level and form of compensation for our executive officers, including the Chief Executive Officer, and directors, to oversee administration of our equity-based compensation plans, to report annually to our stockholders on executive compensation, and to perform other duties specified in the Compensation Committee Charter. The Compensation Committee met three times in fiscal 2007. Our Board of Directors has determined that all members of the Compensation Committee satisfy the current independence standards promulgated by The NASDAQ Stock Market.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is comprised of Drs. Cape (Chairman) and Callaway and Mr. Sofaer. Our Nominating and Corporate Governance Committee identifies, evaluates and recommends individuals for election as directors at each annual or special meeting of the stockholders, oversees the evaluation of the Board’s performance, develops and recommends to the Board corporate governance guidelines, and provides oversight with respect to corporate governance and ethical conduct. Procedures for the consideration of director nominees recommended by stockholders are set forth in our amended and restated bylaws. The Nominating and Corporate Governance Committee met three times in fiscal 2007. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee satisfy the current independence standards promulgated by The NASDAQ Stock Market.

Charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are posted on our website at www.ntii.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal 2007, an officer or employee of the Company, nor was any member of the Compensation Committee formerly one of our officers. None of our executive officers served (i) as a member of the compensation committee (or board of directors serving the compensation function) of another entity, one of whose executive officers served on the compensation committee or (ii) as a member of the compensation committee (or board of directors serving the compensation function) of another entity, one of whose executive officers served on our Board of Directors.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position
Paul E. Freiman	73	President and Chief Executive Officer
Craig W. Carlson	59	Vice President, Finance and Chief Financial Officer
David E. Levy, M.D.	66	Vice President, Clinical Development
Karl G. Trass	47	Vice President, Regulatory Affairs & Quality Assurance
Warren W. Wasiewksi, M.D.	55	Vice President, Clinical Programs

Craig W. Carlson was appointed Vice President, Finance and Chief Financial Officer in July 2006. From December 2005 until joining the Company, Mr. Carlson was employed as a business consultant, primarily focused on advising a private biotechnology company. Prior to that, Mr. Carlson was employed with Cygnus, Inc., where he held several executive-level positions, including Chief Financial Officer and Chief Operating Officer, beginning in 1993 until the company’s acquisition by Animas Corporation in April 2005. At Cygnus, a developer and manufacturer of an automatic and non-invasive glucose monitor, Mr. Carlson’s primary responsibilities included financial and accounting management, SEC reporting, Sarbanes-Oxley compliance, capital raising, as well as overseeing U.S. and international sales and marketing, business development and investor relations functions. He serves on the board of directors of Orthogene, Inc., a private biopharmaceutical company. Mr. Carlson holds an M.B.A. degree from Stanford University, a M.S. degree from Hofstra University and a B.A. degree from Union College, Schenectady, NY.

David E. Levy, M.D. was appointed Vice President, Clinical Development in September 2004 following the Company’s acquisition of Empire. From June 2003 to August 2004, Dr. Levy was international project team leader at Eisai Medical Research, Inc. where he directed a clinical program to develop a novel, new therapy in Alzheimer’s disease as well as acute ischemic stroke programs. He was a co-founder of Empire and previously served as an advisor to Empire and as senior director of medical research at DOV Pharmaceutical, Inc., where he directed several clinical development programs from June 2001 to May 2002. From 1991 to 2001, Dr. Levy was with Knoll Pharmaceuticals, serving initially as senior director and therapeutic head of clinical CNS and then as senior director of cardiovascular/ internal medicine. Dr. Levy served as executive vice chair of neurology from 1988 to 1991 at Weill-Cornell Medical College and New York Presbyterian Hospital and continues to serve as adjunct associate professor of neurology and adjunct associate attending neurologist at these institutions. Dr. Levy is a fellow of the American Academy of Neurology, the American College of Physicians, and the Stroke Counsel of the American Heart Association. Dr. Levy holds a B.A. degree from Harvard College and an M.D. degree from Harvard Medical School.

Karl G. Trass was appointed Vice President, Regulatory Affairs & Quality Assurance in September 2005. Mr. Trass has over 13 years of regulatory affairs experience, including supervising the preparation and filing of both new drug applications and biologics applications, which resulted in four compounds receiving FDA marketing approval. Mr. Trass has extensive experience in a variety of therapeutic areas, including oncology and cardiovascular, and has had significant regulatory experience outside of the United States. From March 2004 to October 2004, Mr. Trass was Director of Regulatory Affairs with Sangamo BioSciences. He held the same position at Gilead Sciences, Inc. in Foster City, California from January 2003 to July 2003, and was Associate Director of Regulatory Affairs for Tularik, Inc. from December 2000 to December 2002. Earlier, he was Senior Manager for Regulatory Affairs at Genentech, Inc. and Senior Associate for Regulatory Affairs with Syntex of Palo Alto. Mr. Trass holds a B.S. degree from Indiana University.

Warren W. Wasiewski, M.D. was appointed Vice President, Clinical Programs in February 2007. He is a board certified pediatric neurologist with an extensive clinical career, including 19 years in pediatric neurology. Prior to joining the Company, Dr. Wasiewski was employed with AstraZeneca LP from December 2001 to

February 2007, where he began as an Associate Medical Director and was promoted to Senior Medical Director of Clinical Research CNS/Emerging Products. Before joining AstraZeneca, Dr. Wasiewski was Chairman of Pediatrics at Lancaster General Hospital from 1998 to 2001, and from 1991 to 2001 he was a Consultant Neurologist at Pediatric Neurology Associates in Lancaster, Pennsylvania, a practice he founded in 1991. Prior to founding Pediatric Neurology Associates he was an assistant professor of pediatrics at Penn State Medical School in Hershey, Pennsylvania. Among his professional affiliations, Dr. Wasiewski is a Fellow of the American Academy of Neurology, Fellow of the American Academy of Pediatrics, a member of Alpha Omega Alpha the national Medical Honor Society and a member of the American Heart Association. He is widely published in areas of disease of the central nervous system including migraine and stroke.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Parties

We are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding capital stock, and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board of Directors has adopted policies and procedures for the review and approval of related party transactions and has delegated to the Audit Committee the authority to review and approve the material terms of any proposed related party transactions. To the extent that a proposed related party transaction may involve a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter may also be considered by the other disinterested directors.

Pursuant to our Code of Business Conduct and Ethics and our Audit Committee Charter, each of our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interests, such as related party transactions, to his or her direct supervisor, the Chief Executive Officer, the Chairman of the Nominating and Corporate Governance Committee or the Chairman of the Audit Committee. In order to avoid such conflicts, our executive officers, directors and employees may not receive any payments, compensation or gifts, other than gifts of nominal value, from any entity that does business or seeks to do business with us. Furthermore, our executive officers, directors and employees may not use property or information belonging to us or their position with us for improper personal gain.

In determining whether to approve or ratify a related-party transaction, the Audit Committee may consider, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party in connection with its approval of any transaction. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Compensation Committee. If a related-party transaction will be ongoing, the Audit Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the committee’s guidelines and that the related-party transaction remains appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 31, 2007 (adjusted for the one-for-seven reverse split of our common stock effected on September 17, 2007) based on information available to us and filings with the SEC by:

•	each of our directors and director nominees;

•	each of our named executive officers as defined in Executive Compensation below;

•	all of our current directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of August 31, 2007 and upon conversion of shares of Series A Preferred Stock are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or Series A Preferred Stock, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership is based on 4,690,613 shares of common stock outstanding as of August 31, 2007. Unless otherwise noted below, the address of each person listed on the table is c/o Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608.

Name and Address	Shares of Common Stock Beneficially Held (1)	Shares Subject to Options and Warrants Exercisable within 60 days	Percentage of Common Stock (2)	Shares of Series A Preferred Stock Beneficially Held (3)	Percentage of Series A Preferred Stock
BVF, Inc. (4)	363,759	—	7.76%	—	—
900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611

Stephen J. Petti	290,116	—	6.19	—	—
John B. Stuppin (5)	103,884	11,880	2.76	14,285	20.02%
Paul E. Freiman (6)	14,386	110,029	2.59	—	—
Abraham D. Sofaer	67,331	12,071	1.99	14,285	20.02
Abraham E. Cohen	77,964	14,928	1.97	—	—
Lisa U. Carr, M.D., Ph.D.	13,433	24,851	*	—	—
Ronald E. Cape, Ph.D.	14,745	10,428	*	5,714	8.10
Enoch Callaway, M.D. (7)	14,934	12,071	*	—	—
F. Van Kasper (8)	5,715	17,142	*	—	—
Theodore L. Eliot, Jr. (9)	2,617	12,071	*	—	—
David E. Levy, M.D.	3,115	9,032	*	—	—
Craig W. Carlson	—	5,208	*	—	—
Karl G. Trass	698	4,071	*	—	—
William A. Fletcher	—	—	*	—	—
Warren W. Wasiewski, M.D.	—	—	*	—	—

All current executive officers and directors as a group (13 persons)	305,389	218,931	11.38%	34,284	48.58%

*	Less than one percent.

(1)

Represents shares of common stock held as of August 31, 2007, plus shares of common stock that may be acquired upon conversion of shares of Series A Preferred Stock held as of such date and shares of common stock that may be acquired upon exercise of options and warrants exercisable within 60 days from August 31, 2007.

(2)

Based on 4,690,613 shares of common stock outstanding as of August 31, 2007. The percentage ownership and voting power for each person (or all directors and executive officers as a group), is calculated by assuming the conversion of all Preferred Stock and the exercise of all stock options and warrants exercisable within 60 days of August 31, 2007 held by such person.

(3)

Assumes the conversion of each share of Series A Preferred Stock into one-seventh of a share of common stock after giving effect to the one-for-seven reverse split of our common stock effective September 17, 2007.

(4)

Based on information contained in a Schedule 13G/A filed February 13, 2006 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“Investments”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”) and BVF Inc. (“BVF Inc.”). According to the Schedule 13G/A, (i) BVF beneficially owned 108,985 shares of common stock; (ii) BVF2 beneficially owned 69,114 shares of common stock; (iii) Investments beneficially owned 167,329 shares of common stock; and (iv) ILL10 beneficially owned 18,330 shares of common stock as of December 31, 2005. Accordingly, beneficial ownership by Partners and BVF Inc. includes a total of 363,759 shares of common stock. Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the common stock and to vote and exercise dispositive power over those shares of the common stock. Partners and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties.

(5)

Includes (i) 103,668 shares of common stock held in trust by Mr. Stuppin and his spouse and 214 shares of common stock held in Mr. Stuppin’s individual retirement account, of which Mr. Stuppin may be deemed to be the beneficial owner and (ii) 14,285 shares of common stock held in trust by Mr. Stuppin and his spouse, of which Mr. Stuppin may be deemed to be the beneficial owner.

(6)	Includes 14,385 shares jointly held by Mr. Freiman and his spouse, of which Mr. Freiman may be deemed to be the beneficial owner.

(7)	Includes 14,934 shares of common stock held in a family trust, of which Dr. Callaway may be deemed to be the beneficial owner.

(8)	Represents 5,714 shares of common stock held in trust, of which Mr. Kasper may be deemed to be the beneficial owner.

(9)	Includes 2,617 shares held in trust by Mr. Eliot and his spouse, of which Mr. Eliot may be deemed to be the beneficial owner.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports furnished to the Company, all executive officers, directors and greater than 10% stockholders were in compliance with all applicable Section 16(a) filing requirements in fiscal 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of June 30, 2007, regarding the Company’s 1993 Stock Option Plan, 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan. The 1993 Stock Option Plan expired in November 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance*
	(a)	(b)	(c)
Equity compensation plans approved by security holders	287,668	$22.54	597,070
Equity compensation plans not approved by security holders	—	—	—

Total	287,668	$22.54	597,070

*	Includes 63,966 shares of common stock issuable under the 2003 Employee Stock Purchase Plan and 533,104 shares of common stock available for future issuance under the 2003 Equity Incentive Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid in fiscal 2007 to each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” The Compensation Committee assists our Board of Directors in the discharge of its responsibilities regarding compensation of our executives, including the named executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the corporate goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends the executives’ compensation levels to the Compensation Committee based on such evaluations. The Compensation Committee, after considering the recommendations of the Chief Executive Officer, then makes recommendations to our Board of Directors for final approval.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, inspire, motivate and reward executives responsible for attaining the financial and strategic objectives essential to our long-term success and growth in stockholder value. The key objectives of the compensation program are to:

•	attract and retain executives who are talented, qualified and capable of achieving our business objectives;

•	inspire and motivate executives to achieve operating goals through an emphasis on performance-based compensation;

•	provide a strong, direct link between our financial and strategic goals and executive compensation;

•	align the interests of our executives and stockholders; and

•	fairly reward executives for their efforts.

The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biopharmaceutical industry, while taking into account our relative performance and our own strategic goals. We strive to provide a total compensation package to senior management that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term corporate objectives.

In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of our current stage of development, we have not used profitability or short-term market value of our stock as a significant factor in review of executives’ performance and setting compensation. As such, we evaluate other indications of performance, such as progress of our drug development programs and corporate development activities, our success in recruiting and retaining highly qualified personnel and our success in securing capital sufficient to enable us to continue drug development activities. These considerations necessarily involve an assessment by the Compensation Committee of both individual and corporate performance.

The primary elements of our executive compensation program are (i) base compensation or salary, (ii) annual cash bonuses and (iii) equity-based awards granted pursuant to our 2003 Equity Incentive Plan. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees, including participation in our 2003 Employee Stock Purchase Plan. We view these components as related but distinct. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with recruiting and retention goals, its view of internal equity and consistency, and individual performance. We believe that, as is common in the biotechnology and pharmaceutical industries, stock-based awards, salary and cash bonuses are all necessary to attract and retain employees. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

Competitive Market; Benchmarking

While we do not believe that it is appropriate to establish compensation levels based solely on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, although our Compensation Committee has not retained a compensation consultant to review our policies and procedures with respect to executive compensation, the committee conducts an annual benchmark review of the base salaries of our executive officers. This review is based on the Radford Global Life Sciences Survey, an independent third-party survey of executive compensation of life sciences companies, in which we participate. The Compensation Committee benchmarks the base salaries of our executive officers against the median current compensation paid by more than 500 public or private pharmaceutical, biotechnology and medical device companies of all sizes located throughout the United States and in California. For fiscal 2008, the Compensation Committee expects to use Equilar, a service that provides online access to all public company SEC filings, as an additional resource in its annual benchmark review. Equilar allows users to benchmark according to user-customized peer groups defined by industry, location, size and other parameters.

Additionally, the Compensation Committee conducts an annual benchmark review of the benefits of our executive officers, based on the Radford Benefits Survey. This survey provides data on cost of benefits, health and welfare plans, flexible benefits, retirement plans, paid time off, HR practices, relocation practices and other benefits.

At each of its September 2005 and 2006 meetings, our Compensation Committee decided to set executive officers’ salaries at a level that was at or near the 50th percentile of salaries of executives with similar roles at comparable companies participating in the relevant Radford Global Life Sciences Survey. Our Compensation Committee believes that the 50th percentile for base salaries is the minimum cash compensation level that would allow us to attract and retain talented officers. The Compensation Committee’s choice of this percentile reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at the 50th percentile is generally sufficient to retain our current executive officers and to hire new executive officers when and as required. Salaries for all employees, including the executive officers, are reviewed and approved effective September 1 each year. Executive officer salaries are reviewed and approved by our Board of Directors after taking into consideration the recommendations of the Compensation Committee.

Cash Compensation Elements

Base Salary. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain talented individuals. The base salary component of our executive officer compensation program is not designed to incentivize our near-term performance (as performance-based cash bonuses are designed to do), but rather to provide the baseline level of compensation to executive officers. In most cases, the base salary component will represent the largest annual form of compensation to executive officers, although we have no formal policy regarding the allocation between base salary and other forms of compensation. In making decisions regarding base salary levels, the Compensation Committee will consider and evaluate the total compensation package, including possible performance-based cash bonuses and periodic equity awards, received or to be received by a particular executive officer, and seek to ensure that the executive officer’s total compensation package is fair, reasonable and competitive. In determining appropriate salary levels for a given executive officer, the Compensation Committee considers the following factors:

•	individual performance of the executive, as well as our overall performance, during the prior year;

•	level of responsibility;

•	breadth, scope and complexity of the position;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitive compensation.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with comparable businesses in our industry. Adjustments to base salary are considered annually in light of each officer’s performance, our performance and compensation levels at other companies within our industry, as well as upon promotion or other change in job responsibilities. The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

The base salaries actually paid to each of the named executive officers in fiscal 2007 is set forth below in the Summary Compensation Table.

Cash Bonus. We also provide executive officers with discretionary annual cash bonuses, which are specifically designed to reward executives for our overall performance as well as their individual performance in a given year. The Compensation Committee considers the performance of the officer, as well as our performance, for the preceding fiscal year in deciding whether to award a discretionary bonus and, if one is to be awarded, the size of the bonus. All cash bonuses are awarded retrospectively. We have no formal policy regarding the payment of discretionary cash bonuses, and such bonuses are only paid if and when the Compensation Committee or the Board deems appropriate based upon the circumstances. Such cash bonuses are not tied to the achievement of any specific predetermined performance goals, but are based on an executive officer’s overall performance during a given period of time.

Upon completion of fiscal 2006, the Compensation Committee assessed our performance against the achievement of corporate performance goals. The Compensation Committee then assessed our Chief Executive Officer’s individual accomplishments as well as the individual accomplishments of each executive as recommended by the Chief Executive Officer. On September 19, 2006, the Compensation Committee approved the following annual cash bonus awards for individual and our overall performance during fiscal 2006.

Name	Bonus for Fiscal 2006
Paul E. Freiman	$250,000
Craig W. Carlson	—	(1)
David E. Levy, M.D.	37,500
Lisa U. Carr, M.D., Ph.D.	55,000
Karl G. Trass	58,500

(1)	Mr. Carlson did not join us until fiscal 2007.

We expect the Compensation Committee to approve cash bonuses, if any, for individual and our overall performance during fiscal 2007 in November 2007.

In certain cases, the Compensation Committee has awarded retention bonuses, which are generally paid only if the executive remains employed with us for a stated minimum period of time. No retention bonuses were paid by us in fiscal 2007.

Equity Awards

Stock Options and Restricted Stock. As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options or restricted stock awards. The Compensation Committee grants stock options to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our stockholders by creating a return tied to the performance of our stock price. In determining the timing and size of stock option grants, the Compensation Committee considers the contributions and responsibilities of each executive, appropriate incentives for the promotion of our long-term growth, grants made to other executives in the industry holding comparable positions, our performance relative to corporate objectives, and recent growth or decline in stockholder value.

Under the terms of our 2003 Equity Incentive Plan, or the Plan, pursuant to which all new equity grants are currently made, the exercise price of any stock options awarded under the Plan must be equal to 100% of the fair market value of our common stock (the closing sales price on The NASDAQ Capital Market) on the date of grant. We do not have any program, plan or obligation that requires us to grant equity awards on specified dates, although we usually make annual grants to existing officers and employees during the first quarter of each fiscal year and to new hires upon commencement of their employment, nor do we have in place any program, plan or practice to time stock option grants to our executive officers in coordination with the release of material nonpublic information. Stock option grants may occasionally be considered following a significant change in job responsibilities or to meet other special retention or performance objectives. No such grants were made during fiscal 2007. Authority to make equity grants to non-executive employees rests with the Compensation Committee. With respect to executive officers, recommendations for equity grants are made by our Chief Executive Officer to the Compensation Committee, which in turn makes recommendations to the Board for final approval. The Compensation Committee considers recommendations of the Chief Executive Officer in all such decisions, except for compensation of the Chief Executive Officer.

We believe that periodic equity awards serve as useful performance recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Effective September 2006, our typical stock option awards to executive officers (including the named executive officers) are being granted with a term of seven years and vest and become exercisable over a period of four years. Occasionally the granting or vesting of a stock award may be made contingent on achievement of certain specific performance conditions. We believe that such periodic equity awards encourage executive officers to remain with us and also focus on our long-term performance.

The value of the shares subject to the fiscal 2007 option grants to executive officers is reflected in the Summary Compensation Table below and further information about these grants is reflected in the Grants of Plan-Based Awards table below.

Our 2003 Equity Incentive Plan also permits the award of restricted stock. No restricted stock awards were granted to officers in fiscal 2007.

Employee Stock Purchase Plan. Our 2003 Employee Stock Purchase Plan, or the Purchase Plan, provides eligible employees, including executive officers, with the opportunity to purchase common stock at a discount through payroll deductions during defined six-month accumulation periods. The price at which the stock is purchased is equal to the lower of 85% of the fair value of the stock on the last trading day before the commencement of the applicable offering period or 85% of the fair value of the common stock on the last trading day of the accumulation period. Participating employees may end their participation at any time during an offering period, and they will be paid their payroll deductions accumulated to that date. Participation ends automatically upon termination of employment and payroll deductions credited to the participating employee’s account are returned to such employee without interest. In fiscal 2007, Mr. Trass purchased 262 shares at a purchase price of $12.25 per share and 198 shares at a purchase price of $10.57 per share under the Purchase Plan. The other named executive officers did not purchase shares under the Purchase Plan in fiscal 2007.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. In fiscal 2007, we contributed $500 to the 401(k) accounts of each of the named executive officers, except Mr. Freiman.

Additionally, we have agreed to pay a $10,000 annual reimbursement for a portion of Dr. Levy’s professional insurance fees. We also maintain a furnished apartment in Edgewater, New Jersey for Dr. Wasiewski, our Vice President, Clinical Programs. The total value to Dr. Wasiewski of this perquisite was $11,636 in fiscal 2007.

Change-in-Control Arrangements

Our 1993 Stock Plan contains, and certain option awards granted thereunder contain, provisions regarding the accelerated vesting of options in the event of a change in control. Our 2003 Equity Incentive Plan provides that the time-based (but not performance-based) vesting of all outstanding equity awards will fully accelerate in the event of a “change in control,” which term is defined below under the heading “Potential Payments Upon Termination or Change in Control.”

Information regarding the potential value of these payments is provided below for the named executive officers under the heading “Potential Payments Upon Termination or Change in Control.”

Compensation of our Named Executive Officers

Mr. Freiman, our Chief Executive Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual cash bonus and/or stock option award. After conducting its annual review in September 2006, in which it considered individual and our overall performance in fiscal 2006, the market data presented by management based on the Radford Global Life Sciences Survey and internal benchmarking against other pharmaceutical, biotechnology and medical device companies both across the United States and in California, the Compensation Committee approved an increase in Mr. Freiman’s base salary from $375,000 to $400,000, effective September 1, 2006. In September 2006, Mr. Freiman was also awarded two options under our 2003 Equity Incentive Plan, each for the purchase of 10,714 shares of common stock at an exercise price of $17.57 per share. One of these options vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff; the other was to vest and become exercisable only upon the achievement of certain performance milestones established by the Compensation Committee. As of June 30, 2007, the performance-based option expired unvested due to the failure to satisfy the vesting conditions.

Mr. Carlson, our Chief Financial Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual cash bonus award in an amount up to 25% of his then current annual base salary, as well as an annual grant of an equity award. Mr. Carlson’s annual base salary is currently set at $250,000 and remains unchanged from that announced when he joined us in July 2006. Upon the commencement of his employment on July 31, 2006, Mr. Carlson also received an option to purchase 17,857 shares of common stock at an exercise price of $18.90 per share. The option has a term of ten years and vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff.

Dr. Levy, our Vice President, Clinical Development, and Mr. Trass, our Vice President, Regulatory Affairs & Quality Assurance, are each compensated with a base salary and, depending on performance and our financial condition, an annual cash bonus and/or stock option award. After conducting its annual review in September 2006, the Compensation Committee approved increases in Dr. Levy’s and Mr. Trass’ base salaries from $250,000 to $256,250 and from $195,000 to $210,000, respectively, each effective as of September 1, 2006. In September 2006, each of Dr. Levy and Mr. Trass was also awarded an option to purchase shares of our common stock under our 2003 Equity Incentive Plan: Dr. Levy was awarded an option to purchase 1,428 shares and Mr. Trass was awarded an option to purchase 2,857 shares. Both options may be exercised at a price of $17.57 per share, have a term of seven years and vest and become exercisable in equal monthly installments over four years, subject to a six-month cliff.

Dr. Carr, our former Senior Vice President and former Chief Medical Officer, was compensated in fiscal 2007 with a base salary and stock option award. After conducting its annual review in September 2006, the Compensation Committee approved an increase in Dr. Carr’s base salary from $275,000 to $281,875, effective September 1, 2006. Dr. Carr was also awarded an option under our 2003 Equity Incentive Plan to purchase 1,428 shares of our common stock at an exercise price of $17.57 per share. The option has a seven-year term and becomes exercisable over four years, subject to a six-month cliff. The option will continue to vest as long as Dr. Carr is providing consulting services to the Company.

The base salary increases for fiscal 2007, as approved by the Compensation Committee on September 19, 2006, effective September 1, 2006, are set forth below for each of our named executive officers.

Name	2006 Base Salary		2007 Base Salary		Increase
Paul E. Freiman.	$375,000		$400,000		6.7%
Craig W. Carlson	—	(1)	250,000		—
David E. Levy, M.D.	250,000		256,250		2.5
Lisa U. Carr, M.D., Ph.D.	275,000		281,875	(2)	2.5
Karl G. Trass	195,000		210,000		7.7

(1)	Mr. Carlson joined us at the beginning of fiscal 2007.

(2)	Dr. Carr was on a part-time schedule during fiscal 2007. She was paid 60% of her base salary or $169,125. Dr. Carr resigned effective June 30, 2007.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Compensation Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Compensation Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m). No covered executive’s compensation exceeded $1.0 million for fiscal 2007.

Accounting for Stock-Based Compensation. Effective July 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123(R) to account for all stock grants under all of our stock plans. Under SFAS No. 123(R), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Although we assessed the desirability of granting shares of restricted stock to our executive officers and employees in lieu of stock option grants in light of the accounting impact of SFAS No. 123(R), we ultimately determined to retain our stock option program as the main component of our long-term compensation program as that program helps to align management performance with stockholder goals. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Role of Executives in Determining Compensation

Our Compensation Committee reviews the performance and compensation of our Chief Executive Officer on an annual basis and establishes our Chief Executive Officer’s compensation level. Our Chief Executive Officer is not present for these discussions related to his compensation. For the remaining executives, the Chief Executive Officer makes recommendations to the Compensation Committee based upon individual experience and breadth of knowledge, internal considerations, and other subjective factors that the committee takes into account when determining executive compensation.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, is reviewed to determine the appropriate level and mix of compensation. Historically, and in fiscal 2007, the largest portion of compensation to named executive officers was granted in the form of base salary.

Timing of Compensation

As discussed elsewhere, compensation, including salary base adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Abraham Cohen, Chairman
Ronald E. Cape, Ph.D.
Theodore L. Eliot, Jr.
Abraham D. Sofaer

Summary Compensation Table

The following table summarizes compensation paid, awarded or earned for services rendered during fiscal 2007 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers whose salary and bonus for fiscal 2007 exceeded $100,000. We refer to these five executive officers as our named executive officers.

Name and Principal Position(s)	Fiscal Year	Salary		Bonus (1)	Option Awards (2)	All Other Compensation (3)	Total
Paul E. Freiman President, Chief Executive Officer and Director	2007	$395,833		$—	$291,593	$7,909	$695,335
Craig W. Carlson Vice President, Finance and Chief Financial Officer	2007	219,712		—	286,400	20,082	526,194
David E. Levy, M.D. Vice President, Clinical Development	2007	255,208		—	18,154	44,532	317,894
Lisa U. Carr, M.D., Ph.D. (4) Former Senior Vice President, Former Chief Medical Officer	2007	164,539	(5)	—	18,154	17,282	199,975
Karl G. Trass Vice President, Regulatory Affairs & Quality Assurance	2007	207,500		—	36,308	9,028	252,836

(1)	Bonus amounts earned for performance during fiscal 2007 have not yet been determined or paid. The Compensation Committee is expected to determine bonus eligibility and amounts in November 2007.

(2)

The value of the option awards has been computed in accordance with SFAS No. 123(R), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period, excluding forfeiture assumptions. For more information on the manner in which equity compensation expense is calculated, see note 1 to the consolidated financial statements included elsewhere in this prospectus.

(3)

“All Other Compensation” for Mr. Freiman consists of $7,909 in dental, vision, disability and life insurance premiums paid by us. “All Other Compensation” for Mr. Carlson consists of $500 in matching contributions made by us under our 401(k) Plan, and $19,582 in health, dental, vision, disability and life insurance premiums paid by us. “All Other Compensation” for Dr. Levy consists of $500 in matching contributions made by us under our 401(k) Plan, $34,032 in health, dental, vision, disability and life insurance premiums paid by us, and a $10,000 reimbursement for a portion of his professional insurance fees. “All Other Compensation” for Dr. Carr consists of $500 in matching contributions made by us under our 401(k) Plan, and $16,782 in health, dental, vision, disability and life insurance premiums paid by us. “All Other Compensation” for Mr. Trass consists of $500 in matching contributions made by us under our 401(k) Plan, and $8,528 in health, dental, vision, disability and life insurance premiums paid by us.

(4)

Dr. Carr retired as our Senior Vice President and Chief Medical Officer as of June 30, 2007. In connection with her retirement, we entered into a consulting agreement with Dr. Carr, pursuant to which Dr. Carr will continue to provide services to us related to cardiovascular and medical issues for a period of 18 months from July 1, 2007. For these services, we will compensate Dr. Carr in the amount of $250.00 per hour, with total payments not to exceed $48,000 during the term of the agreement.

(5)	Dr. Carr was on a part-time schedule during fiscal 2007 and was paid 60% of her base salary.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during fiscal 2007.

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#) (1)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (2)
Paul E. Freiman	9/19/06 9/19/06	10,714 10,714	(3) (4)	$17.57 17.57	$136,155 155,438
Craig W. Carlson	7/31/06	17,857	(5)	18.90	286,400
David E. Levy, M.D.	9/19/06	1,428	(6)	17.57	18,154
Lisa U. Carr, M.D., Ph.D.	9/19/06	1,428	(6)	17.57	18,154
Karl G. Trass	9/19/06	2,857	(6)	17.57	36,308

(1)	The amounts listed reflect stock options granted under our 2003 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.

(2)

The grant date fair value of the stock and option awards has been computed in accordance with SFAS No. 123(R), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period, excluding forfeiture assumptions. For more information on the manner in which equity compensation expense is calculated, see note 1 to the audited consolidated financial statements contained herein.

(3)	This option has a seven-year term and vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff.

(4)

This option had a seven-year term and was to vest and become exercisable only upon the achievement of certain performance milestones established by the Compensation Committee. As of June 30, 2007, the performance criteria had not been met and this award expired unvested.

(5)	This option was granted to Mr. Carlson when he joined us in July 2006 and vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff.

(6)	These options have a seven-year term and vest and become exercisable in equal monthly installments over four years, subject to a six-month cliff.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at June 30, 2007 for our named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Paul E. Freiman	5,312		4,553	(1)	$26.95	9/22/15
	—		2,276	(2)	26.95	9/22/15
	5,736		1,299	(2)	27.79	9/23/14
	8,995		5,397	(2)	27.79	9/23/14
	2,008		8,706	(3)	17.57	9/19/13
	10,714	(4)	—		43.33	5/18/10
	21,428	(5)	—		5.60	12/02/09
	7,142	(6)	—		4.41	3/17/09
	21,428	(7)	—		4.90	9/22/08
	12,857	(8)	—		3.92	2/04/08
	14,285	(9)	—		24.50	8/19/07
Craig W. Carlson	4,092		13,765	(2)	18.90	7/31/16
David E. Levy, M.D.	6,383	(10)	2,901		26.95	9/22/15
	1,250		1,607	(2)	26.95	9/22/15
	267		1,160	(3)	17.57	9/19/13
Lisa U. Carr, M.D., Ph.D.	1,250		1,607	(2)	26.95	9/22/15
	3,928		1,785	(2)	27.79	9/23/14
	267		1,160	(3)	17.57	9/19/13
	4,871	(11)	—		21.35	6/05/12
	2,271	(12)	—		21.35	6/05/12
	5,714	(13)	—		18.13	5/16/11
	5,714	(14)	—		43.33	5/18/10
Karl G. Trass	1,583		1,131	(15)	29.89	2/09/15
	1,250		1,607	(2)	26.95	9/22/15
	535		2,321	(3)	17.57	9/19/13

(1)	This option vests monthly in equal installments, subject to a six-month cliff, and becomes fully exercisable on December 22, 2008.

(2)	All unvested shares underlying these options vest monthly in equal installments over the first four years of the ten-year option term, subject to a six-month cliff.

(3)	All unvested shares underlying these options vest monthly in equal installments over the first four years of the seven-year option term, subject to a six-month cliff.

(4)	This option vested and became fully exercisable on May 18, 2004.

(5)	This option vested and became fully exercisable on December 3, 2004.

(6)	This option vested and became fully exercisable on March 18, 1999.

(7)	This option vested and became fully exercisable on September 23, 2003.

(8)	This option vested and became fully exercisable on February 5, 2003.

(9)	This option vested and became fully exercisable on August 20, 2002. This option expired on August 19, 2007.

(10)

This option vested and became exercisable with respect to 25% of the total number of underlying shares on September 1, 2005 and vests and becomes fully exercisable with respect to the remaining underlying shares in equal monthly installments over three years thereafter.

(11)	This option vested and became fully exercisable on June 6, 2006.

(12)	This option vested and became fully exercisable on December 6, 2003.

(13)	This option vested and became fully exercisable on May 17, 2005.

(14)	This option vested and became fully exercisable on May 18, 2004.

(15)	This option vests monthly in equal installments over the first four years of the ten-year option term.

Option Exercises

The following table sets forth information regarding options exercised by our named executive officers during fiscal 2007. Our named executive officers did not hold any shares of restricted stock or similar stock awards that vested during fiscal 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Paul E. Freiman	20,714	$122,723
Craig W. Carlson	—	—
David E. Levy, M.D.	—	—
Lisa U. Carr, M.D., Ph.D.	—	—
Karl G. Trass	—	—

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or retirement plan sponsored by us during fiscal 2007.

Nonqualified Deferred Compensation

During fiscal 2007, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change in Control

There are no severance or change in control agreements in place for any of our named executive officers. However, our 1993 Stock Plan contains, and certain option awards granted thereunder contain, provisions regarding the accelerated vesting of options in the event of a change in control. Our 2003 Equity Incentive Plan also provides that the time-based (but not performance-based) vesting of all outstanding equity awards will fully accelerate in the event of a “change in control,” which is defined under the plan as (A) any merger, consolidation or other transaction to which we or an affiliate are a party and in which our beneficial stockholders, immediately before the transaction, beneficially own securities representing 50% or less of our total combined voting power or value immediately after the transaction or (B) any other transaction or corporate event deemed by the Board to constitute a change in control including, but not limited to, (i) a transaction or series of transactions in which any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of our total combined voting power or value, or (ii) as a result of or in connection with a contested election of our directors, the persons who were our directors immediately before the election cease to constitute a majority of the Board.

Assuming that a change in control occurred as of the end of fiscal 2007, and based on our closing stock price on the last day of trading that year ($12.46), the named executive officers would have received no change in control benefits because the exercise prices of then outstanding options was higher than the closing price of our stock.

401(k) Plan

We have established and maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. Our 401(k) plan is qualified under Section 401(a) of the Internal Revenue Code and its associated trust is exempt from all federal and state tax, except Medicare. Our 401(k) plan permits us to make matching contributions on behalf of eligible employees, and we currently make these matching contributions up to a maximum amount of $500 per year.

Director Compensation

The Company pays the following quarterly cash retainer fees to each non-employee director in lieu of fees based on meeting attendance:

Chairman of the Board	$10,000 per quarter
Chairman of the Audit Committee	$8,750 per quarter
All other non-employee directors	$7,500 per quarter

Each non-employee director receives annually an option to acquire 1,428 shares of the Company’s common stock upon re-election at the annual meeting of stockholders, with the exercise price equal to 100% of the fair market value of the Company’s common stock, as reflected by the closing price of our stock on the grant date. The options vest and become fully exercisable upon the earlier of (i) the first anniversary of the grant date, provided that the optionee is a director at such time, and (ii) a change in control, as defined in the 2003 Equity Incentive Plan. In December 2006, each of the Company’s non-employee directors, with the exception of Mr. Fletcher, who did not join the Board until February 2007, received a grant of options to purchase 1,428 shares of the Company’s common stock at an exercise price of $14.49 per share.

Additionally, the Company has historically made larger initial grants to new directors when they join the Board. Since fiscal 2005, the Company has granted newly appointed directors a one-time stock option for 7,142 shares, which vests over one year from the date of grant and has an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Each of Dr. Cape and Mr. Fletcher received such an award when he joined the Company in November 2004 and February 2007, respectively.

In December 2006, Mr. Kasper was also awarded an option under the Company’s 2003 Equity Incentive Plan to purchase 7,142 shares of the Company’s common stock at $14.49 per share in consideration of his services as Chairman of the Audit Committee, in particular in overseeing the change in the Company’s independent auditors and the restatement of the Company’s financial statements. The option has a term of 10 years and will vest and become fully exercisable on December 31, 2007.

The Company has also agreed to reimburse its Chairman of the Board, Mr. Cohen, for his out-of-pocket expenses in connection with each Board meeting attended. However, Mr. Cohen did not submit any requests for reimbursement for fiscal 2007.

The following table shows for fiscal 2007 certain information with respect to the compensation of all of the Company’s non-employee directors.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Abraham E. Cohen (2)	$40,000	$15,429	$55,429
Enoch Callaway, M.D. (3)	30,000	15,429	45,429
Ronald E. Cape, Ph.D. (4)	30,000	15,429	45,429
Theodore L. Eliot, Jr. (5)	30,000	15,429	45,429
William A. Fletcher (6)	15,000	101,870	116,870
F. Van Kasper (7)	35,000	92,574	127,574
Abraham D. Sofaer (8)	30,000	15,429	45,429
John B. Stuppin (9)	30,000	15,429	45,429

(1)

The value of the option awards has been computed in accordance with SFAS No. 123(R), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period, excluding forfeiture assumptions. For more information on the manner in which equity compensation expense is calculated, see note 1 to the consolidated financial statements included elsewhere in this prospectus.

(2)	Mr. Cohen had 23,500 shares underlying outstanding option awards as of June 30, 2007.

(3)	Dr. Callaway had 13,500 shares underlying outstanding option awards as of June 30, 2007.

(4)	Dr. Cape had 11,857 shares underlying outstanding option awards as of June 30, 2007.

(5)	Mr. Eliot had 13,500 shares underlying outstanding option awards as of June 30, 2007.

(6)	Mr. Fletcher joined the Board in February 2007 and received a one-time stock option grant of 7,142 shares of common stock. He had no other options outstanding as of June 30, 2007.

(7)

Mr. Van Kasper was awarded an option to purchase 7,142 shares of common stock in December 2006, in consideration of his services as Chairman of the Audit Committee. He had 25,714 shares underlying outstanding option awards as of June 30, 2007.

(8)	Mr. Sofaer had 13,500 shares underlying outstanding option awards as of June 30, 2007.

(9)	Mr. Stuppin had 15,571 shares underlying outstanding option awards as of June 30, 2007.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee, currently comprised of Messrs. Kasper (Chairman), Eliot and Sofaer, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, pre-approves audit and non-audit services to be performed by the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board of Directors, and the Audit Committee’s responsibilities are more fully described in the Audit Committee Charter previously filed with the SEC and attached to this Proxy Statement as Annex A. All members of the Audit Committee currently meet the independence requirements promulgated by the National Association of Securities Dealers and the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or our independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007. This review included a discussion of the quality and the acceptability of the Company’s financial and disclosure reporting and controls, including the nature and extent of disclosures in the financial statements. The Audit Committee also reviewed the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters required by the Independence Standards Board Statement No. 1.

In addition to matters discussed above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of its audit. The Committee met with representatives from the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

AUDIT COMMITTEE
F. Van Kasper, Chairman
Theodore L. Eliot, Jr.
Abraham D. Sofaer

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at the Annual Meeting, he or she must provide timely written notice to Secretary of the Company in the form prescribed by our bylaws.

STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominees, intended to be included in next year’s annual meeting proxy materials must be received by the Secretary of the Company at 2000 Powell Street, Suite 800, Emeryville, California 94608, no later than June 25, 2008 (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s bylaws and the SEC.

Additionally, stockholders who intend to present a stockholder proposal at any annual meeting of stockholders must provide the Secretary of the Company with written notice of the proposal between 60 and 120 days prior to the date of that meeting; provided, however, that if the Company provides less than 70 days’ notice or public disclosure of the date of such meeting, notice of the proposed stockholder action must be received no later than the close of business on the 10th day following such notice or disclosure. Notice must be tendered in the proper form prescribed by the Company’s bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.

Any person who wishes to be considered by the Nominating and Corporate Governance Committee for election to the Board at next year’s annual meeting must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Stockholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Nominating and Corporate Governance Committee is not required to consider director nominations received after this date, or without the required questionnaire.

ANNUAL REPORT

Our annual report to stockholders for the fiscal year ended June 30, 2007, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2007 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please notify the Company at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

The SEC has approved a rule governing the delivery of annual disclosure documents. This rule allows the Company to send a single set of its Annual Report and this Proxy Statement to any household at which two or more stockholders of the Company reside, if it believes that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce the Company’s expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.

Stockholders that have previously received a single set of disclosure documents may request their own copy this year or in future years by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of the Annual Report and the Proxy Statement to any stockholder upon written request to Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations, or upon oral request by calling (510) 595-6000.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul E. Freiman and Craig W. Carlson proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of Neurobiological Technologies, Inc. (the “Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Friday, November 16, 2007 or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the election of the nominees described in the accompanying proxy statement, FOR the other proposals described therein and in the discretion of the proxy holders on all other matters that may come before the meeting.

(Continued, and to be marked, dated and signed, on the other side)

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

Please mark your votes as indicated ☒

ITEM 1 - ELECTION OF CLASS II DIRECTORS

Nominees:	¡ Ronald E. Cape	FOR ALL NOMINEES	☐
	¡ Abraham D. Sofaer	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐
	¡ John B. Stuppin	FOR ALL EXCEPT	☐
(See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR ☐ AGAINST ☐ ABSTAIN ☐

and to vote at the discretion of the proxy holders with respect to any other matter that may properly come before the meeting.

Signature(s) of stockholder ______________________________	Date __________________, 2007

Please sign exactly as your name or names appear on this Proxy. When share are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.